UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2023 (June 22, 2023)

Molekule Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41096	45-3213164
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10455 Riverside Dr. Palm Beach Gardens, FL	33410
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (833) 652-5326

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	MKUL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On June 22, 2023, a stockholder consent by a majority of the Company’s stockholders, representing approximately 60% of the outstanding shares of the Company’s common stock (“Common Stock”), became effective (the “Stockholder Consent”). The Stockholder Consent approved: (i) the execution and delivery of a purchase agreement (the “Purchase Agreement”) pursuant to which, among other things, the Company issued to the investor named therein 3,400,000 shares of Common Stock, a Series A warrant to purchase up to 3,125,000 shares of Common Stock (the “Series A Warrant”), a Series B warrant to purchase up to 6,250,000 shares of Common Stock (the “Series B Warrant”) and a pre-funded warrant to purchase up to 2,850,000 shares of Common Stock (the “Pre-Funded Warrant” and, collectively with the Series A Warrant and Series B Warrant, the “2023 Warrants”); (ii) the issuance of the shares issuable upon exercise of the 2023 Warrants; and (iii) the authorization of the officers of the Company to do or cause to be done any and all acts and things as they may deem necessary or desirable for the performance in full of all obligations of the Company under the Purchase Agreement. The Stockholder Consent was required by Nasdaq Listing Rules 5635(b) and (d), which required stockholder approval of the prospective issuance of the shares of Common Stock issuable upon exercise of the Series A Warrant, the Series B Warrant and a portion (175,000 shares) of the Pre-Funded Warrant.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLEKULE GROUP, INC.

Dated: June 22, 2023	By:	/s/ Jason DiBona
		Name:	Jason DiBona
		Title:	Chief Executive Officer